Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS FIRST QUARTER 2004 RESULTS

First Quarter Revenue Grows 10% Year Over Year

MENLO PARK, Calif., April 19, 2004 — Nuance (NASDAQ: NUAN) today announced results for its first quarter ended March 31, 2004. Total revenue for the quarter was $12.7 million, up 10% from $11.6 million in the same period of the previous fiscal year.

Software license revenue for the first quarter was $5.5 million, down 9% from $6.1 million in the same period last year. Service revenue for the first quarter was $3.6 million, up 27% from $2.8 million in the same period last year. Maintenance revenue for the first quarter was $3.6 million, up 36% from $2.7 million in the same quarter last year.

Net loss for the quarter was $2.6 million, or $0.07 net loss per share. This compares to a net loss of $4.3 million, or $0.13 net loss per share, in the same period last year.

As of March 31, 2004, the Company had $105.9 million in cash, cash equivalents and investments.

“Total revenue for the first quarter improved year over year. The market continues to see growing demand for voice automation solutions in large call centers,” said Chuck Berger, president and CEO of Nuance. “At the same time, we have continued to face long decision cycles and a challenging IT procurement environment, making it difficult to predict when large prospects will close and generate revenue.”

“We remain committed to investing in R&D and delivering the industry’s best voice automation products and services. This quarter, we released three significant products, extending our leadership position in the industry. These products were designed to strengthen the value proposition for voice for customers in a range of industries and vertical markets,” continued Berger.

Nuance Enhances Product Line

In the quarter, Nuance responded to the market demand for standards-based voice automation solutions that are faster and easier to deploy and generate a rapid return on investment. As part of its efforts, the Company released a range of new products, including new versions of its speech recognition and authentication engines and an updated version of the Nuance Voice Platform™.

The newest version of the Company’s speech recognition software, Nuance 8.5, includes dramatic increases in out-of-the-box accuracy, unique analysis and tuning tools, and improved support for Voice over Internet Protocol (VoIP) and wireless calling environments. With Nuance 8.5, error rates out-of-the-box have been reduced by up to 50% for North American English systems as compared to Nuance 8.0, which can result in up to 50% fewer calls going to agents. Companies will be able to lower customer service costs, realize a greater return on investment, increase customer satisfaction, as well as significantly reduce deployment time. The combination of new features and tools in Nuance 8.5 will make it easier for channel partners around the world, such as Aculab, Aspect Communications, Edify, Intervoice, NMS Communications, SoundBite, Sun Microsystems, Inc., Syntellect, Telelogue and Utopy, to deploy voice automation solutions.

Nuance Verifier™ 3.5, the latest version of Nuance’s field proven voice authentication software, includes new capabilities that boost its performance across a range of communications environments, including wireless, hands-free and landline phones. Customers and channel partners using and deploying Nuance Verifier technology today include AIM Investments, Barclaycard, Bell Canada, Centurion, Datria, DST Systems, Edify, Envox, Gold Systems, Intervoice, Syntellect, Vocent and WorkForce Technologies.

With the release of Nuance Voice Platform 3.0, Nuance can now enable customers and partners to reduce up-front capital investment, cut development and ongoing maintenance costs, simplify system integration and accelerate the time-to-market for voice applications of all types. It features the Nuance Application Environment, a new application design and deployment environment, that can be used by either Web programmers or individuals generally familiar with IVR development environments to simplify voice solution development. Nuance is the only speech vendor to bring its vast expertise to market in an application development environment and platform. Additionally, Nuance Voice Platform 3.0 is integrated with Nuance’s latest speech engines, and includes broadened support for a range of standards and operating systems. Nuance Voice Platform 3.0 supports a range of packaged applications available through Nuance and Nuance’s application partner community.

Industry Recognition

Zelos Group, a leading research and advisory firm, noted Nuance’s leadership position in the market. The Zelos Group report, “Service Providers’ Speech Enabled Services: Multiple Applications Gain Momentum,” examined the entire wireless and wireline market and determined that Nuance was the speech software leader in the global telecommunications market, owning 46 percent of the deployments across a range of application segments, including voice activated dialing, messaging, directory assistance, customer care and voice information portals. Nuance’s roster of telecommunications customers includes leaders such as AT&T Wireless, Bell Canada, Cingular, Japan Telecom, KT Freetel, Qwest Wireless, Sprint, Telia Mobile, T-Mobile and Verizon. In all, Nuance has worked with more than 100 of the world’s top telecommunications carriers to fuel voice-enabled service offerings that drive revenue, enhance operational efficiencies and elevate customer service levels.

Also in the quarter, Technology Marketing Corporation’s (TMC®) Communications Solutions® Magazine named Nuance Vocalizer a 2003 “Product of the Year.” Communications Solutions® is the premier Web publication and newsletter in the communications industry. Designed to improve caller satisfaction, while reducing application development time and costs, Nuance Vocalizer text-to-speech (TTS) software converts text in a database – such as names and addresses in a directory assistance application – into spoken words, allowing companies to automate the delivery of dynamic information over the phone.

About Nuance

In markets around the world, leading enterprises and telecommunications carriers — including Avon, British Airways, Expedia, Nomura Securities, OnStar, Sprint PCS, United Parcel Service, Vodafone and Wells Fargo – have worked with Nuance to ensure the best possible results from their investment in voice. Nuance is the global leader in voice automation, providing software and solutions to more than 1,000 companies worldwide. Nuance (NASDAQ: NUAN) is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the closing of several significant transactions and to the business and customer benefits attainable by using Nuance’s speech products. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those contemplated by this press release’s forward-looking statements: the risk that one or more of our products will not achieve or produce anticipated or projected customer adoption, deployment and development ease and speed, performance levels, cost savings, automation rates and/or other benefits in some or all circumstances; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including in Nuance’s last-filed Form 10-K. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance is a registered trademark of Nuance Communications, Inc. All other trademarks are property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
License	$5,503	$6,078
Service	3,562	2,811
Maintenance	3,637	2,674

Total revenue	12,702	11,563

Cost of revenue:
License	88	96
Service	2,653	2,444
Maintenance	724	646

Total cost of revenue	3,465	3,186

Gross profit	9,237	8,377

Operating expenses:
Sales and marketing	6,274	7,062
Research and development	4,246	3,855
General and administrative	1,696	3,134
Non-cash compensation expense	--	74
Restructuring credits	(41)	(943)

Total operating expenses	12,175	13,182

Loss from operations	(2,938)	(4,805)
Interest and other income, net	234	466

Loss before income taxes	(2,704)	(4,339)
Benefit from income taxes	(97)	(64)

Net loss	$(2,607)	$(4,275)

Basic and diluted net loss per share	$(0.07)	$(0.13)

Shares used to compute basic and diluted net loss per share	35,067	34,169

Reconicliation of net loss in acordance with generally
accepted accounting principles to pro forma net loss:
Net loss	$(2,607)	$(4,275)
Non-cash compensation expense	--	74
Restructure credits	(41)	(943)
Pro forma net loss	$(2,648)	$(5,144)

Pro forma basic and diluted net loss per share	$(0.08)	$(0.15)

Shares used in computing pro forma basic and diluted net loss per share	35,067	34,169

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 46,425	$ 40,206
Short-term investments	59,490	66,599
Accounts receivable, net	10,016	13,934
Prepaid expenses and other current assets	4,963	4,246

Total current assets	120,894	124,985
Property and equipment, net	4,186	3,937
Intangible assets, net	889	993
Restricted cash	11,136	11,113
Other assets	466	469

Total assets	$137,571	$141,497
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,096	$ 1,086
Accrued vacation	1,744	1,513
Accrued liabilities	5,643	5,407
Current portion of deferred revenue	8,096	7,731
Current portion of restructuring accrual	9,363	9,554
Current portion of capital lease	--	33

Total current liabilities	25,942	25,324
Long-term deferred revenue	537	699
Long-term restructuring accrual	40,727	42,891
Other long-term liabilities	24	22

Total liabilities	67,230	68,936
Stockholders'equity	70,341	72,561

Total liabilities and stockholders' equity	$ 137,571	$ 141,497

-